Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement pertaining to the Cyren Ltd. amended and restated 2016 Non-Employee Director Equity Incentive Plan and amended and restated 2016 Equity Incentive Plan, of our report dated March 24, 2022, with respect to the consolidated financial statements of Cyren Ltd. and its subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ KOST, FORER, GABBAY & KASIERER

KOST, FORER, GABBAY & KASIERER

A Member of Ernst & Young Global

Tel Aviv, Israel

September 16, 2022